Exhibit 8
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Ice Miller Donadio & Ryan
One American Square, Box 82001
Indianapolis, Indian 46282



January 25, 1999


Purchasers of Senior Notes
Donaldson, Lufkin & Jenrette
     Securities Corporation
Bear, Stearns & Co., Inc.
First Chicago Capital Markets, Inc.
c/o Donaldson, Lufkin & Jenrette
     Securities Corporation
227 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

     You have requested our opinions as to certain tax matters relating to issuance of the Senior Notes (the "Senior Notes") by National Wine & Spirits, Inc., an Indiana corporation (the "Corporation").

     The Corporation was incorporated on December 23, 1998, and elected to be classified as an S corporation within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), on January 22, 1999. Pursuant to a reorganization (the "Reorganization") described on pages 4 and 19 of the Preliminary Offering Memorandum relating to the Senior Notes, dated January 6, 1999 (the "OM"), the Corporation became the sole shareholder of three corporate subsidiaries (the "Subsidiaries"). The Subsidiaries are (a) National Wine & Spirits Corporation, an Indiana corporation that previously elected to be classified as an S corporation under Section 1361(a)(1) of the Code
("NWS-Indiana"), (b) NWS Michigan, Inc., a Michigan corporation that was previously owned by NWS-Indiana and for which an election had been timely filed to treat it as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code, and (c) NWS, Inc., an Illinois corporation that previously elected to be classified as an S corporation within the meaning of
Section 1361(a)(1) of the Code ("NWS-Illinois"). Elections were filed on January 23, 1999, to treat each of the Subsidiaries as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code following the Reorganization.

     In connection with our opinions set forth in this letter, we have investigated such questions of fact and law as we have deemed necessary or appropriate. We also have examined and relied upon the following documents:

         1.       The OM.

         2.       The  Indenture,  dated  as of  January  25,  1999,  among  the
                  Corporation, certain of the Corporation's subsidiaries and Norwest Bank Minnesota, N.A. (the "Indenture").

         3. The Subordinated Promissory Notes issued by NWS-Illinois that are payable to certain of the Corporation's shareholders and are attached to this opinion as Exhibit A (the "NWS-Illinois Notes").

         4. The Promissory Notes issued by certain shareholders of the Corporation that are payable to NWS-Indiana and are attached to this opinion as Exhibit B (the "Shareholder Notes").

         5. The Corporation's election to be an S corporation, as filed on January 22, 1999.

         6. The elections to treat each of the Subsidiaries as a qualified subchapter S subsidiary, as filed on January 23, 1999.

     The foregoing documents shall be collectively referred to as the "Reference Documents". Terms used in this letter which are capitalized when the rules of grammar do not require capitalization and which are not otherwise defined in this letter shall have the meanings assigned to such words in the Reference Documents.

     As to various questions of fact material to the following opinions, we have relied upon the facts and documents described in this letter as well as the factual representations in the Reference Documents and certificates and other statements of the shareholders and officers of the Corporation. We have not made any independent investigation as to the veracity or accuracy of any such assumptions or certifications. However, we have discussed these assumptions and certifications with the officers of the Corporation, and nothing contrary to any of these assumptions or certifications has come to our attention in the course of our consideration of these matters. For purposes of this opinion, we have assumed (i) the genuineness of all signatures on documents reviewed by us, and
(ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

     Based on the foregoing and subject to the qualifications, limitations and assumptions set forth in the rest of this letter, we are of the opinion that the following items will not, individually or in the aggregate, cause the Corporation to fail to meet the definition of "S corporation" set forth in
Section 1361(a)(1) of the Code, cause the Subsidiaries to fail to meet the definition of "qualified subchapter S subsidiary" set forth in Section 1361(b)(3)(B) of the Code, or cause any other subsidiary entity of the Corporation to fail to meet the requirements for pass-through status for tax purposes:

         1. The issuance of the Senior Notes on the terms and conditions described in the OM and set forth in the Indenture.

         2. The issuance of the NWS-Illinois Notes.

         3. The issuance of the Shareholder Notes.

         4.       The Reorganization.

     The opinions expressed in this letter speak as to the documents, facts and the law in existence as of the date hereof and at no time subsequent hereto. No expansion of our opinions may be made by implication or otherwise. We express no opinions other than as herein expressly set forth. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any changes in law or fact that may affect the opinions set forth herein.

     We do not express any opinion concerning any question of law not governed by the laws of the United States of America and the internal laws of the State of Indiana. To the extent that the laws of any other state govern or affect any of the opinions expressed herein, we assume with your permission that the laws of such other state are identical to the laws of the State of Indiana. We believe that our assumption in this regard to be reasonable under the circumstances and that you are justified in relying on such opinions. No expansion of our opinions may be made by implication or otherwise. We express no opinions other than as herein expressly set forth. The opinions expressed herein are matters of professional judgment and are not a guarantee of results. Consequently, there can be no assurance that positions contrary to those stated in our opinions will not be taken by the Internal Revenue Service, by any other taxing authority or by a court.

     This letter is furnished by us as counsel for the Company and the Guarantors to you and is solely for your benefit. It may not be relied upon in any context other than in connection with the transactions described above, and it may not be quoted in whole or in part nor may copies (other than transcript copies) be furnished or delivered to any other person (other than your counsel) without the prior written consent of this Firm.

                                              Very truly yours,

                                              /s/ Ice Miller Donadio & Ryan